                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                       Commission File Number   333-60759
                                                             -------------------


                                AQUA-CHEM, INC.
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

                            7800 NORTH 113TH STREET
                           MILWAUKEE, WISCONSIN 53201
                                 (414) 359-0600
--------------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   11 1/4% SENIOR SUBORDINATED NOTES DUE 2008
--------------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                      NONE
--------------------------------------------------------------------------------
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    [X]          Rule 12h-3(b)(1)(i)       [X]
        Rule 12g-4(a)(1)(ii)   [ ]          Rule 12h-3(b)(1)(ii)      [ ]
        Rule 12g-4(a)(2)(i)    [ ]          Rule 12h-3(b)(2)(i)       [ ]
        Rule 12g-4(a)(2)(ii)   [ ]          Rule 12h-3(b)(2)(ii)      [ ]
                                            Rule 15d-6                [X]



Approximate number of holders of record as of the certification or notice date:

55
--------------------------------------------------------------------------------



Pursuant to the requirements of the Securities Exchange Act of 1934 Aqua-Chem, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                        AQUA-CHEM, INC.

Date: October 31, 2001                  By: /s/ James A. Kettinger
      ------------------------------        ------------------------------------
                                            Name:  James A. Kettinger
                                            Title: Sr. VP & Chief Financial
                                                   Officer